UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 22, 2013.

TECTON CORPORATION

 (Exact name of registrant as specified in charter)

Nevada

(State or other jurisdiction of incorporation)

333-141817	03-0611187
(Commission File Number)	(IRS Employer Identification No.)

15500 Roosevelt Blvd, Suite 301

Clearwater, FL, 33760

(Address of principal executive offices and zip code)

(727) 289-0010

 (Registrant’s telephone number including area code)

Althardstrasse 10
CH-8105 Regensdorf, Switzerland

 (Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

 [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 [ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

 [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders

Tecton Corporation

For Immediate Release

TECTON CORPORATION RELEASES VOTING RESULTS OF THE JULY 22, 2013 SHAREHOLDER MEETING

July 22, 2013 / Clearwater, Florida.   Tecton Corporation (the “Company”) (TTNC) is pleased to update its shareholders with respect to its recent shareholder meeting and on-going corporate restructuring.

Represented at today’s meeting, in person or by proxy, were 1,468,409 shares, or 59.05% of the Company’s shares of outstanding stock entitled to vote.  The shares were voted as follows:

	Voted For	Voted Against	Abstained
Proposal 1- Amendments to the Articles of Incorporation	1,452,412	9,354	6,643
Proposal 2- Election of Directors	1,459,655	0	8,754

Subsequently, the proposed amendments to the Company’s Articles of Incorporation, including authorization to issue up to 100 million common shares and 10 million preferred shares, have been approved by an absolute majority of the shareholders, as well as, ratifying the current board of directors by an absolute majority of the shareholders.

The Company’s CEO, Micah J. Eldred, commented, “I would like to thank the current shareholders for their support.  Today, over 99% of the shareholders who voted, voted in favor of the proposals we deemed necessary to continue with the reorganization of the Company, as well as showed their support for the current slate of directors.  It’s rare to receive such a strong showing of support.  The Company can now focus on moving forward with its debt restructuring plans and other strategic corporate pursuits”

Cautionary Information Regarding Forward-Looking Statements.

Forward-looking statements contained in this press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995.  Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from the anticipated.  The information contained in this release is as of June 17, 2013.  Tecton Corporation assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

For more information:

Tecton Corporation 727-289-0010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECTON CORPORATION
Dated: July 22, 2013	By:	/s/ MICAH ELDRED
Name: Micah Eldred Title: President and Chief Executive Officer

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